Exhibit 99.1

Motorsport Games Reports Fourth Quarter & Full Year 2025 Financial Results

MIRAMAR, Florida – March 10, 2026 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or “the Company”) today reported financial results for its fourth quarter and fiscal year ended December 31, 2025. The Company has also posted the fourth quarter and fiscal year-end 2025 earnings slides highlighting key milestones that occurred during and subsequent to the period, which are accessible on the Company’s investor relations website.

“2025 was a breakthrough year for Motorsport Games,” commented Stephen Hood, President and Chief Executive Officer. “Over the past two years we have reshaped the company around a clear strategy: focus on a smaller, disciplined team, build on technology we own, and deliver an authentic, engaging racing experience players genuinely value. The results are now clear. We have delivered multiple consecutive quarters of positive operating income, strengthened our cash position and established Le Mans Ultimate as one of the leading PC racing simulations with a rapidly growing global community and subscription platform.”

Hood continued, “Our Version 1.2 release in December capped an exceptional year of product development. Alongside new European Le Mans Series content including Circuit Paul Ricard and the Ginetta LMP3 race car, we delivered major advancements to the simulation itself, ranging from enhanced RealRoad track simulation to Easy Anti-Cheat integration and new competitive features such as Online Team Championships. Player engagement has responded strongly, with average concurrent players on Steam growing more than fivefold through the year, reaching an all-time peak of 8,740 concurrent players in January 2026 according to SteamDB.”

“With the turnaround phase behind us, we are now focused on scaling the platform we have built, adding to the team with exceptional talent, continuing to invest in our technology and exploring opportunities to expand our product portfolio. 2026 represents the next stage of growth for Motorsport Games and we are excited about the opportunities ahead.”

Fourth Quarter 2025 and Subsequent Business Update

●	Revenues of $3.8 million in Q4 2025 compared to revenues of $2.0 million in Q4 2024, an improvement of $1.8 million or 94.9%;
●	Net income attributable to Class A common stock was $1.43 per share in fiscal year 2025, compared to net loss per share of $0.94 in fiscal year 2024;
●	Generated cash from operations of $4.1 million in fiscal year 2025;
●	Generated net income of $6.8 million in fiscal year 2025;
●	Released Le Mans Ultimate Version 1.2 update which included the Paul Ricard racing circuit, Ginetta LMP3 race car, alongside physics overhaul, online competition refinement and team online championships; and
●	Secured a $3 million revolving line of credit from Citibank N.A.

Financial Results for the Three Months Ended December 31, 2025

Revenue for the fourth quarter of 2025 was $3.8 million compared to $2.0 million for the same period in the prior year, an increase of $1.8 million, or 94.9%. Gross profit was $3.3 million compared to $0.9 million for the same period in the prior year, an increase of $2.4 million, while gross profit margin increased to 85.0% from 45.8%.

Net income for the fourth quarter of 2025 was $0.8 million, compared to net loss $2.9 million for the same period in the prior year, an increase of $3.7 million. The increase in net income is driven by an increase in sales of our Le Mans Ultimate racing title, particularly downloadable content (“DLC”) sales. Consequently, net income attributable to Class A common stock was $0.15 per share for the fourth quarter of 2025, compared to net loss per share of $0.89 in the same prior year period.

Adjusted EBITDA (1) for the fourth quarter of 2025 was $1.9 million, compared to Adjusted EBITDA loss(1) of $2.5 million in the prior year. The reasons for the increase in Adjusted EBITDA are the same as those discussed in respect of the change in net income for the year and comparative period.

The following table provides a reconciliation from net income (loss) to Adjusted EBITDA(1) for the fourth quarter of 2025 and 2024, respectively:

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024
Net income (loss)	$815,575	$(2,879,131)
Interest (income) expense, net	(398)	30,277
Depreciation and amortization (1)	326,772	833,920
EBITDA	1,141,949	(2,014,934)
Gain on sale of NASCAR License	-	(500,000)
Stock-based compensation	789,352	47,221
Adjusted EBITDA	$1,931,301	$(2,467,713)

(1)	Includes $319,000 and $809,281 of amortization expenses included in cost of revenues for the three months ended December 31, 2025 and 2024, respectively.

Financial Results for the Year Ended December 31, 2025

Revenues for the full year 2025 were $11.3 million compared to $8.7 million for the prior year, an increase of $2.6 million, or 30.0%. Gaming segment revenues represented 100% of the Company’s total 2025 and 2024 revenues, The increase in Gaming segment revenues was primarily due to a $5.8 million increase in 2025 from sales of our Le Mans Ultimate racing title released in February 2024, particularly DLC sales, which were higher compared to 2024, and $1.2 million from RaceControl, offset by a $4.4 million decrease in revenues in 2025 related to NASCAR, a gaming title the company decided to sell so that we might concentrate our efforts elsewhere. As a result, we were not selling the NASCAR titles from the start of 2025. We did not organize a Le Mans Virtual Series event in 2025 or 2024, resulting in no earned sponsorship or events revenue in 2025 and 2024 in our Esports segment. Consolidated gross profit was $9.2 million for the full year 2025 compared to $5.5 million for the prior year period, an increase of $3.7 million, while gross profit margin increased to 81.5% from 62.9%.

Net income for the full year 2025 was $6.8 million, or $1.43 per share, compared to a net loss of $3.0 million, or $0.94 per share, for the same period in the prior year, an improvement of $9.8 million, or $2.37 per share. Higher revenues, lower cost of goods sold and operating expenses were key contributors to the increase in net income for the full year 2025 when compared to the prior year period.

Adjusted EBITDA(1) was $7.3 million for the full year 2025, compared to Adjusted EBITDA loss(1) of $3.9 million for the same period in prior year, an improvement of $11.2 million. The increase in Adjusted EBITDA(1) was primarily due to the same factors driving the previously discussed change in net income for the full year 2025 when compared to the prior year period, as well as the reduction in non-recurring gains being excluded from Adjusted EBITDA.

The following table provides a reconciliation from net income (loss) to Adjusted EBITDA (1) for the fiscal years ended December 31, 2025 and 2024, respectively:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Net income (loss)	$6,844,897	$(3,048,071)
Interest expense, net	18,786	120,757
Depreciation and amortization (1)	1,122,159	2,589,437
EBITDA	7,985,842	(337,877)
Gain from settlement of license liabilities	-	(3,248,000)
Gain on sale of NASCAR License	-	(500,000)
Gain from settlement of purchase commitment liabilities	(175,460)	-
Gain from Settlement Agreement	(500,000)	-
Gain from Wesco Settlement Agreement	(800,000)	-
Stock-based compensation	789,352	152,959
Adjusted EBITDA	$7,299,734	$(3,932,918)

(1)	Includes $1,075,114 and $2,380,785 of amortization expenses included in cost of revenues for the years ended December 31, 2025 and 2024, respectively.

For additional information regarding the Company’s liquidity, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the Securities and Exchange Commission (the “SEC”).

Cash Flow and Liquidity

As of December 31, 2025, the Company had cash and cash equivalents of approximately $5.0 million, which increased to $6.0 million as of February 28, 2026. During the year ended December 31, 2025, the Company generated an average positive cash flow from operations of approximately $0.3 million per month that was primarily due to increased profitability, $0.8 million from the Wesco Insurance Company settlement in June 2025 and $0.5 million from a settlement agreement with HC2 Holdings 2 Inc. in March 2025.

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA (the “Non-GAAP Measure”) is not a financial measure defined by U.S. generally accepted accounting principles (“U.S. GAAP”). Reconciliations of the Non-GAAP Measure to net income (loss), its most directly comparable financial measure, calculated and presented in accordance with U.S. GAAP, are presented in the tables above.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net income (loss) plus interest expense, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) gain from settlement of license liabilities and other agreements; (ii) gain from sale of gaming licenses; (iii) impairment of intangible assets; (iv) loss contingency expense; and (v) stock-based compensation expenses.

The Company uses the Non-GAAP Measure to manage its business and evaluate its financial performance, as Adjusted EBITDA eliminates items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measure is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA differently).

The Non-GAAP Measure is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for the Company’s results as reported under U.S. GAAP. Management compensates for the limitations of using the Non-GAAP Measure by using it to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Non-GAAP Measure may not be comparable to other similarly titled measures of other companies.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, March 10, 2026, to discuss its financial results. The live conference call can be accessed by dialing 1-800-245-3047 or 1-203-518-9765 and using Conference ID “MOTOR”. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games:

Motorsport Games is a racing game developer, publisher and esports ecosystem provider of official motorsport racing series. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make racing games that are authentically close to reality. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series including the 24 Hours of Le Mans and the FIA World Endurance Championship, recently releasing Le Mans Ultimate Version 1.2. Motorsport Games also owns the industry leading rFactor 2 and KartKraft simulation platforms. rFactor 2 also powers F1® Arcade through a partnership with Kindred Concepts. Motorsport Games is also an award-winning esports partner of choice for the 24 Hours of Le Mans, creating the renowned Le Mans Virtual Series. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure, and every race inspires.

For more information about Motorsport Games visit: www.motorsportgames.com.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements or information in this press release, the related conference call and webcast that are not statements or information of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning focusing on a smaller, disciplined team, building on technology the Company owns, and delivering an authentic, engaging racing experience players genuinely value, rapidly growing Le Mans Ultimate’s global community and subscription platform, scaling the platform the Company has built, adding to the team with exceptional talent, continuing to invest in the Company’s technology and exploring opportunities to expand its product portfolio, and 2026 representing the next stage of growth for Motorsport Games.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside of the Company’s control and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans, objectives and expectations, including delays in the release of new game versions and features, the Company’s inability to deliver new products and/or new content or features for existing products, and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of its new game titles and/or less than anticipated benefits from its future technologies, the Company experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs, the Company’s inability to establish partnerships with additional service providers to come onboard to the Company’s ecosystem and, (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products, features, events or other offerings; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment, a higher interest rate environment, tax increases impacting consumer discretionary spending and/or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending; and (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation.

Factors other than those referred to above could also cause the Company’s results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) the Company’s ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (ii) the Company’s ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iii) unanticipated operating costs, transaction costs and actual or contingent liabilities; (iv) the ability to attract and retain qualified employees and key personnel; (v) adverse effects of increased competition; (vi) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (vii) the Company’s inability to protect its intellectual property; and/or (vii) local, industry and general business and economic conditions.

Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the SEC. The Company anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. The Company assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

 Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames
Instagram: msportgames
Facebook: Motorsport Games
LinkedIn: Motorsport Games

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

PR@motorsportgames.com

Appendix:

The following tables provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Revenues [1]	$3,847,587	$1,973,827	$11,297,898	$8,687,462
Cost of revenues	575,220	1,070,753	2,093,310	3,225,750
Gross profit	3,272,367	903,074	9,204,588	5,461,712

Operating expenses:
Sales and marketing	264,591	107,631	624,623	739,098
Development	468,975	597,716	1,760,183	3,378,346
General and administrative [2]	1,956,045	1,334,479	5,132,434	6,883,468
Depreciation and amortization	7,772	24,639	47,045	208,652
Total operating expenses	2,697,383	2,064,465	7,564,285	11,209,564
Gain from settlement of license liabilities	-	-	-	3,248,000
Other operating income	-	500,000	1,608,497	750,000
Income (loss) from operations	574,984	(661,391)	3,248,800	(1,749,852)
Interest (income) expense, net	398	(30,277)	(18,786)	(120,757)
Other (expense) income, net	(5,065)	(2,187,463)	3,369,625	(1,177,462)
Income (loss) before provision for income taxes	570,317	(2,879,131)	6,599,639	(3,048,071)
Provision for income taxes	(245,258)	-	(245,258)	-
Net income (loss)	815,575	(2,879,131)	6,844,897	(3,048,071)
Less: Net loss attributable to non-controlling interest	(23,738)	(18,442)	(83,170)	(295,115)
Net income (loss) attributable to Motorsport Games Inc.	$839,313	$(2,860,689)	$6,928,067	$(2,752,956)

Net income (loss) per Class A common share attributable to Motorsport Games Inc.:
Basic and diluted	$0.15	$(0.89)	$1.43	$(0.94)
Weighted-average shares of Class A common stock outstanding:
Basic and diluted	5,516,245	3,218,542	4,840,656	2,922,091

[1] Includes related party revenues of $26,850 and $0 for the years ended December 31, 2025 and 2024, respectively.

[2] Includes related party expenses of $87,000 and $226,272 for the years ended December 31, 2025 and 2024, respectively.